Exhibit 99.1

Press Release

For Immediate Release

Contacts: Courtney Guertin, Public Relations Specialist 401-457-9501 courtney.guertin@lintv.com Richard Schmaeling, Chief Financial Officer 401-457-9510 richard.schmaeling@lintv.com

LIN TV Corp. Announces Third Quarter 2008 Results

Operating Income up 39%; Net Revenues up 5%

PROVIDENCE, RI, October 30, 2008 – LIN TV Corp. (NYSE: TVL) today reported results for the third quarter ended September 30, 2008.

Net revenues for the three months ended September 30, 2008 increased 5% to $98.8 million, compared to $93.7 million for the same period in 2007, reflecting growth in the Company’s political and digital revenues.  Income from continuing operations for the three months ended September 30, 2008 increased by $7.6 million, to $10.2 million, compared to income from continuing operations of $2.6 million in the third quarter of 2007.  The increase is primarily due to increases in political and digital revenues, and lower operating costs and interest expense.

Commenting on the third quarter, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said: “We are pleased to deliver strong results in the third quarter of 2008. Our leading news stations capitalized on significant political spending in a number of our markets and focused on maximizing digital revenue growth. Despite a challenging economic environment, operating income grew 39% and net revenues grew 5% versus the prior year. Also in the third quarter, we reduced debt by $23 million, further strengthening our balance sheet. We remain focused on our cost-discipline program and initiatives that drive bottom-line growth, including securing retransmission consent fees and building our new media business.”

Third Quarter 2008 Compared to Third Quarter 2007

Net revenues for the three months ended September 30, 2008 increased 5% to $98.8 million, compared to $93.7 million for the same period in 2007.  The increase was primarily due to higher political advertising sales in this election year of $11.4 million, compared to $1.3 million for the prior year period, and to higher digital revenues.  Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased 88% to $8.1 million, compared to $4.3 million in the same period last year. These increases were partially offset by lower core advertising sales, which are comprised of local and national advertising sales, but exclude political advertising sales.  LIN TV’s core advertising sales declined 8% for the third quarter of 2008 due primarily to television advertising marketplace declines in LIN TV’s markets.

General operating expenses for the three months ended September 30, 2008 decreased $1.3 million or 2% compared with the same quarter in 2007.  The decrease was primarily due to lower corporate and compensation costs related to the Company’s cost management efforts.

Operating income for the three months ended September 30, 2008 was $24.5 million, reflecting a $6.8 million or 39% increase compared to operating income of $17.7 million for the same quarter in 2007. Net income for the three months ended September 30, 2008 was $10.0 million, compared to net income of $1.7 million for the same period last year. Diluted net income per share for the three months ended September 30, 2008 was $0.20 compared to $0.03 for the same period in 2007. The improvement in operating income, net income and diluted net income per share is primarily due to increases in political and digital revenues, and lower operating costs and interest expense.

Operating Highlights

TV Station Ratings and Revenue

•                  According to Nielsen’s July ratings reports, 67% of LIN TV’s stations gained audience with adults 25-54 in at least one time period compared to the same time period in 2007. In addition, 70% of the Company’s CBS, NBC, ABC and FOX stations were once again ranked #1 or #2 in the prime daypart in households (Source: Nielsen Ratings for July 2008 compared to July 2007). The Nielsen data also showed that the Company’s stations outperformed the national networks in the category of household share by an average of 44%.

•                  Local advertising sales, which exclude political advertising sales, decreased 3% for the third quarter of 2008 compared to the same period in 2007. The decrease is due to the television advertising marketplace decline in LIN TV’s local markets resulting from general economic pressures.  Local advertising sales represented 60% of total advertising sales for the third quarter of 2008.

•                  National advertising sales, which exclude political advertising sales, decreased 15% for the third quarter of 2008 compared to the same period in 2007. The decrease is also due to the television advertising marketplace decline in LIN TV’s markets, which has impacted most national advertising categories, particularly automotive spending. National advertising sales represented 29% of total advertising sales for the third quarter of 2008.

•                  Core local and national advertising sales combined, which excludes political advertising sales, decreased 8% for the third quarter of 2008 compared to the same period in 2007.

•                  Advertising categories for which revenues decreased for the third quarter of 2008, compared to the same quarter last year, were automotive, restaurants, media/telecommunications, services, financial services and entertainment. Advertising categories for which revenues increased for the third quarter of 2008 included political, medical and education.  The automotive category, which represented 25% of the Company’s core advertising sales for the third quarter of 2008, decreased 20% compared to the same quarter last year.

•                  The Company’s political advertising sales were $11.4 million for the third quarter of 2008, compared to $1.3 million in the same period last year. Political advertising sales represented 11% of total advertising sales for the third quarter of 2008.

Digital and Interactive Initiatives

•                  Retransmission consent fees increased 91% in the third quarter of 2008 compared to the same quarter last year.  During the third quarter of 2008, the Company reached a new retransmission consent agreement for both its analog and high-definition channels with Charter Communications.

•                  Internet advertising and other interactive revenues increased 81% for the third quarter of 2008 compared to the same quarter last year.  Total page views for the Company’s web sites were 134.5 million in the third quarter of 2008, compared to 99.3 million in the third quarter of 2007, representing a 35% increase. Unique visitors for the Company’s web sites were 16.0 million in the third quarter of 2008, compared to 11.6 million in the third quarter of 2007, representing a 38% increase.

Key Balance Sheet and Cash Flow Items

Total debt outstanding at September 30, 2008 was $760.8 million. Cash and cash equivalent balances at September 30, 2008 were $16.3 million.  The Company paid $7.5 million of principal on its term loan balances and paid $15.0 million on its revolving credit balances during the quarter ended September 30, 2008. The Company’s outstanding revolving credit facility balance was $85.0 million at September 30, 2008, with $140.0 million available for borrowing under that facility.  Consolidated leverage, as defined in the Company’s credit agreement, was approximately 5.7x as of September 30, 2008 compared to 6.5x as of December 31, 2007. Other components of cash flow for the third quarter of 2008 were cash capital expenditures of $8.1 million and cash payments for programming of $6.2 million.

Business Outlook

The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of Banks Broadcasting, Inc. and the Puerto Rico operations as discontinued operations for all periods presented.  The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases,” then “Quarterly and Other Reports” and then “Supplemental Financial Data.”

Based on current sales order pacings, which reflect the challenging economic environment and market decline for both local and national advertising spending, the Company currently expects that fourth quarter 2008 net revenues will decrease in the range of 6.0% to 9.0% (or $6.5 million to $9.8 million), compared to reported net revenues of $108.6 million for the fourth quarter of 2007.  Core advertising pacings are currently down in the high 20s and gross political advertising is expected to approximate $25 million for the fourth quarter 2008.

In addition, due to sales variable costs, the Company expects that its station direct operating and SG&A expenses will decrease in the range of 1.0% to 2.0% (or $0.6 million to $1.2 million) for the fourth quarter of 2008 compared to reported expenses of $60.8 million for the fourth quarter of 2007. The Company’s current outlook for revenues, expenses and cash flow items for the fourth quarter and full year 2008, excluding special items, are anticipated to be in the following ranges:

	Fourth Quarter 2008	Full Year 2008

Net advertising revenues	$87.2 to $89.5 million

Net digital revenues	$8.7 to $9.2 million

Network compensation	$0.9 to $1.0 million

Other revenue	$0.9 to $1.1 million

Barter revenue	$1.1 to $1.3 million

Total net revenues	$98.8 to $102.1 million

Direct operating and SG&A expenses(1)	$59.6 to $60.2 million	$232.0 to $236.0 million

Station non-cash stock-based compensation expense	$0.5 to $0.7 million	$1.6 to $2.4 million

Amortization of program rights	$6.1 to $6.5 million	$23.0 to $25.0 million

Cash payments for programming	$6.9 to $7.3 million	$26.0 to $28.0 million

Corporate expense(1)	$5.1 to $6.1 million	$20.0 to $22.0 million

Corporate non-cash stock-based compensation expense	$0.8 to $1.0 million	$2.9 to $3.9 million

Depreciation and amortization of intangibles	$7.5 to $8.5 million	$30.0 to $34.0 million

Cash capital expenditures	$12.0 to $14.0 million	$27.0 to $29.0 million

Cash interest expense	$11.6 to $12.4 million	$48.9 to $49.7 million

Principal amortization of the term loans	$5.5 million	$21.0 million

Cash taxes	$0.1 to $0.3 million	$1.3 to $1.5 million

Effective tax rate	25.0% to 35.0%	25.0% to 35.0%

Distributions from equity investments	$0.0 million	$2.6 million

(1) Includes non-cash stock-based compensation expense.

LIN TV advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Anticipated Fourth Quarter Special Items

In light of the impact of the financial crisis on the economy and on the demand for advertising and LIN TV’s transition to digital and new media, the Company is currently reevaluating its cost structure as part of an overall strategic business review and anticipates taking a restructuring charge in the fourth quarter of 2008.

The Company is required under the accounting rules to test the indefinite-lived intangible assets, including broadcast licenses and goodwill, on an annual basis or whenever events or changes in circumstances (so called “trigger events”) indicate that these assets might be impaired.  As disclosed in our second quarter earnings release, LIN TV performed an interim test at June 30, 2008 and recorded an impairment charge of $297 million for the period ending June 30, 2008. The Company has determined that there were no trigger events in the third quarter that would require the Company to test its intangible assets for further impairment.  As a result of the current economic and credit environment, the Company could have a further impairment charge in the fourth quarter as a result of its annual impairment test under the accounting rules.

Conference Call

LIN TV will hold a conference call to discuss its third quarter results today, October 30, 2008, at 9:30 AM Eastern Time.  To participate in the call, please call 1-888-205-6458 (U.S. callers) or 1-913-312-0672 (international callers) at least 10 minutes prior to the scheduled start of the call and use the passcode 6304532. The conference call will also be webcast simultaneously from LIN TV Corp.’s web site, www.lintv.com, and can be accessed there through a link on the home page (under the “Latest News” section).

For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above. The telephone replay will be available through November 12, 2008.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance.  Non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations.  Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the potential continuing deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; continuing softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; the execution and timing of retransmission consent agreements relating to digital revenues; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in government regulation; competition; seasonality; restrictions on the Company’s operations as a result of the Company’s indebtedness; effects of complying with accounting standards; effects of the Company’s control relationships, including the control of HM Capital Partners LLC and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference.  LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local television and digital media company, owning and/or operating 29 television stations in 17 U.S. markets, all of which are affiliated with a national broadcast network. LIN TV’s highly-rated stations deliver important local news and community stories, along with top-rated sports and entertainment programming, to 9% of U.S. television homes, reaching an average of 10 million households per week.

LIN TV is also a leader in the convergence of local broadcast television and the Internet through its television station web sites and a growing number of local online innovations that reach 15% of U.S. broadband households. LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.

– financial tables follow –

LIN TV Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share data)
Net revenues	$98,804	$93,740	$295,571	$287,297

Operating costs and expenses:
Direct operating	28,977	29,016	88,666	86,353
Selling, general and administrative	28,321	26,928	85,157	84,188
Amortization of program rights	5,856	6,382	17,620	18,523
Corporate	3,683	5,844	14,922	16,374
General operating expenses	66,837	68,170	206,365	205,438

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,308	6,876	22,125	23,088
Amortization of intangible assets	44	523	228	1,669
Impairment of goodwill and broadcast licenses	—	—	296,972	—
Restructuring benefit	—	(165)	—	(74)
Loss (gain) from asset dispositions	74	679	(296)	1,382
Operating income (loss)	24,541	17,657	(229,823)	55,794

Other expense (income):
Interest expense, net	13,241	15,567	41,554	49,213
Share of expense (income) in equity investments	(662)	(420)	(861)	(1,172)
Gain on derivative instruments	—	(1,384)	(375)	(918)
Loss on extinguishment of debt	491	—	4,195	551
Other, net	1,036	159	997	(104)
Total other expense, net	14,106	13,922	45,510	47,570

Income (loss) from continuing operations before provision for (benefit from) income taxes	10,435	3,735	(275,333)	8,224
Provision for (benefit from) income taxes	218	1,177	(70,666)	3,155

Income (loss) from continuing operations	10,217	2,558	(204,667)	5,069
Discontinued operations:
(Loss) income from discontinued operations, net of (benefit from) provision for income taxes of $74 and $93 for the three months ended September 30, 2008 and 2007, respectively, and net of (benefit from) provision for income taxes of $215 and $(338) for the nine months ended September 30, 2008 and 2007, respectively	(196)	(324)	184	(1,256)

(Loss) gain from the sale of discontinued operations, net of benefit from income taxes of $355 and $2,620 for the three and nine months ended September 30, 2007	—	(501)	—	22,166
Net income (loss)	$10,021	$1,733	$(204,483)	$25,979
Basic income (loss) per common share:
Income (loss) from continuing operations	$0.20	$0.05	$(4.04)	$0.10
(Loss) income from discontinued operations, net of tax	—	(0.01)	0.01	(0.03)
(Loss) gain from the sale of discontinued operations, net of tax	—	(0.01)	—	0.46
Net income (loss)	$0.20	$0.03	$(4.03)	$0.53
Weighted - average number of common shares outstanding used in calculating basic (loss) income per common share	50,620	49,687	50,714	49,300

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.20	$0.05	$(4.04)	$0.11
(Loss) income from discontinued operations, net of tax	—	(0.01)	0.01	(0.02)
(Loss) gain from the sale of discontinued operations, net of tax	—	(0.01)	—	0.40
Net income (loss)	$0.20	$0.03	$(4.03)	$0.49

Weighted - average number of common shares outstanding used in calculating diluted (loss) income per common share	50,620	51,232	50,714	54,792

LIN TV Corp.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	December 31,
	2008	2007
	(in thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$16,270	$40,031
Accounts receivable, less allowance for doubtful accounts (2008 - $1,723; 2007 - $1,640)	76,040	87,301
Program rights	3,751	4,360
Assets held for sale	501	289
Other current assets	6,647	4,857
Total current assets	103,209	136,838
Property and equipment, net	187,549	191,250
Deferred financing costs	9,673	14,406
Equity investments	53,693	55,480
Program rights	4,144	6,776
Goodwill	424,122	535,418
Broadcast licenses and other intangible assets, net	835,385	1,021,290
Assets held for sale	8,567	9,180
Other assets	7,936	11,330
Total assets	$1,634,278	$1,981,968

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$21,600	$24,300
Accounts payable	4,593	11,415
Accrued compensation	8,495	6,754
Accrued interest expense	13,907	5,018
Accrued contract costs	6,360	6,934
Other accrued expenses	18,532	13,573
Program obligations	11,302	11,944
Liabilities held for sale	563	549
Total current liabilities	85,352	80,487
Long-term debt, excluding current portion	739,163	808,476
Deferred income taxes, net	303,680	374,548
Program obligations	6,626	11,551
Liabilities held for sale	41	198
Other liabilities	35,481	41,564
Total liabilities	1,170,343	1,316,824

Preferred stock of Banks Broadcasting, Inc., $0.01 par value, 173,822 shares issued and outstanding at September 30, 2008 and December 31, 2007	7,095	9,046
Stockholders’ equity:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, 29,670,829 shares at September 30, 2008 and 29,130,173 shares at December 31, 2007, respectively, issued and outstanding	293	292
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at September 30, 2008 and December 31, 2007, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at September 30, 2008 and December 31, 2007, respectively, issued and outstanding; convertible into an equal number of shares of Class A common stock	—	—
Treasury stock, 1,806,428 shares of Class A common stock at September 30, 2008 and December 31, 2007, at cost	(18,005)	(18,005)
Additional paid-in capital	1,101,354	1,096,455
Accumulated deficit	(613,209)	(408,726)
Accumulated other comprehensive loss	(13,828)	(14,153)
Total stockholders’ equity	456,840	656,098
Total liabilities, preferred stock and stockholders’ equity	$1,634,278	$1,981,968

LIN TV Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
	2008	2007
	(in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(204,483)	$25,979
(Income) loss from discontinued operations	(184)	1,256
Gain from sale of discontinued operations	—	(22,166)
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	22,125	23,088
Amortization of intangible assets	228	1,669
Impairment of goodwill and intangible assets	296,972	—
Amortization of financing costs and note discounts	4,782	6,468
Amortization of program rights	17,620	18,523
Program payments	(19,909)	(20,745)
Loss on extinguishment of debt	4,195	551
Gain on derivative instruments	(375)	(918)
Share of income in equity investments	(861)	(1,172)
Deferred income taxes, net	(71,082)	11,215
Stock-based compensation	3,583	4,452
(Gain) loss from asset dispositions	(296)	1,382
Other, net	400	(1,290)
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	11,602	2,575
Other assets	2,104	271
Accounts payable	(6,822)	(2,547)
Accrued interest expense	8,889	10,031
Other accrued expenses	(2,076)	(14,710)
Net cash provided by operating activities, continuing operations	66,412	43,912
Net cash used in operating activities, discontinued operations	(1,142)	(16,966)
Net cash provided by operating activities	65,270	26,946

INVESTING ACTIVITIES:
Capital expenditures	(16,314)	(9,074)
Distributions from equity investments	2,649	2,806
Payments for business combinations	—	(52,250)
Other investments, net	401	(620)
Net cash used in investing activities, continuing operations	(13,264)	(59,138)
Net cash (used in) provided by investing activities, discontinued operations	(693)	135,791
Net cash (used in) provided by investing activities	(13,957)	76,653

FINANCING ACTIVITIES:
Net proceeds on exercises of employee stock options and phantom stock units and employee stock purchase plan issuances	1,183	1,749
Proceeds from borrowings on long-term debt	115,000	60,000
Principal payments on long-term debt	(190,025)	(145,000)
Payment of long-term debt financing costs	(1,232)	—
Net cash used in financing activities, continuing operations	(75,074)	(83,251)
Net cash used in financing activities	(75,074)	(83,251)

Net (decrease) increase in cash and cash equivalents	(23,761)	20,348
Cash and cash equivalents at the beginning of the period	40,031	12,329
Cash and cash equivalents at the end of the period	$16,270	$32,677

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